Pricing Supplement Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205 Dated August 29, 2022
Royal Bank of Canada Trigger Autocallable Notes
$9,104,000 Notes Linked to the S&P 500® Index due on September 4, 2024
Investment Description
The Trigger Autocallable Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the S&P 500® Index (the “Underlying Index”). If the Underlying Index closes at or above the Initial Level on any of the Observation Dates (which will occur first approximately six months after the settlement date and then quarterly thereafter as described below), we will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return based on the Call Return Rate. The Call Return increases the longer the Notes are outstanding, as described below. If by maturity the Notes have not been called and the Underlying Index closes below the Downside Threshold on the final Observation Date, we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Underlying Index from the Trade Date to the final Observation Date, up to a 100% loss of your principal amount invested.
Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness and is not, either directly or indirectly, an obligation of any third party. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount. The Notes will not be listed on any securities exchange. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates
☐
Call Return Feature — We will automatically call the Notes for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing level of the Underlying Index on any Observation Date is equal to or greater than the Initial Level. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will have full downside market exposure to the Underlying Index at maturity if the Final Level is less than the Downside Threshold.

☐
Contingent Repayment of Principal and Potential Downside Exposure at Maturity — If the Notes are not called and the Underlying Index closes on the final Observation Date below the Initial Level, but not below the Downside Threshold, you will receive the principal amount. If the Notes are not called and the Underlying Index closes below the Downside Threshold on the final Observation Date, we will pay less than your principal amount, if anything, resulting in a loss of your principal amount that will be proportionate to its full negative Underlying Return. Any contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	August 29, 2022
Settlement Date	August 31, 2022
Observation Dates	Quarterly (beginning after six months)
(see page 5)
Final Observation Date[1]	August 29, 2024
Maturity Date[1]	September 4, 2024
[1]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes” below.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING ONE OF OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS" BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This pricing supplement relates to Trigger Autocallable Notes we are offering linked to the S&P 500® Index. The Notes will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.
Underlying Index	Ticker	Call Return Rate	Initial Level	Downside Threshold*	CUSIP	ISIN
S&P 500® Index (SPX)	SPX	11.25%	4,030.61	2,821.43, which is 70% of the Initial Level	78016D497	US78016D4979
*Rounded to two decimal places
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated September 14, 2021, the prospectus supplement dated September 14, 2021 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index	$9,104,000	$10.00	$136,560	$0.15	$8,967,440	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.15 per $10.00 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $9.79 per $10.00 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Series I medium-term notes of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.
If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

♦	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the securities composing the Underlying Index.

♦	You believe the Underlying Index will close at or above the Initial Level on any of the Observation Dates.
♦	You are willing to make an investment whose return is limited to the Call Return Rate, regardless of any potential appreciation of the Underlying Index, which could be significant.
♦	You do not seek guaranteed current income from this investment and are willing to forgo the dividends paid on the equity securities composing the Underlying Index.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.
♦
You are willing to invest in Notes for which there may be little or no secondary market, and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You are willing to invest in the Notes based on the Call Return Rate set forth on the cover page of this pricing supplement.
♦	You are willing to invest in the Notes based on the Downside Threshold specified on the cover page of this pricing supplement.
♦	You understand and accept the risks associated with the Underlying Index.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the equity securities composing the Underlying Index.
♦
You do not believe the Underlying Index will close at or above the Initial Level on any one of the Observation Dates, or you believe the Underlying Index will close below the Downside Threshold on the final Observation Date, exposing you to the full downside performance of the Underlying Index.

♦	You seek an investment that participates in the full appreciation in the level of the Underlying Index, and whose positive return is not limited to the applicable Call Return Rate.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.
♦	You are unwilling to invest in the Notes based on the Call Return Rate set forth on the cover page of this pricing supplement.
♦	You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover page of this pricing supplement.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the securities composing the Underlying Index.
♦	You do not understand or accept the risks associated with the Underlying Index.
♦
You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section below for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying Index,” for more information.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10 per Note (subject to a minimum purchase of 100 Notes) ($1,000))
Term:	Approximately two years, if not previously called
Underlying Index:	The S&P 500® Index (“SPX”)
Automatic Call Feature:
The Notes will be called if the closing level of the Underlying Index on any of the Observation Dates is at or above the Initial Level.
If the Notes are called, we will pay you on the applicable Call Settlement Date a cash payment per $10 principal amount equal to the Call Price for the applicable Observation Date.

Observation Dates:	The first Observation Date will occur six months after the Notes are issued, and then quarterly thereafter, as set forth in the table below.
Call Settlement Dates:	As set forth in the table below. The Call Settlement Date for the final Observation Date is the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula: $10 + ($10 x Call Return)
Call Return / Call Return Rate:
The Call Price will be based upon the Call Return and Call Return Rate, as set forth in the table below. The Call Return increases the longer the Notes are outstanding and is based on the Call Return Rate.
The Call Return is a fixed amount based upon equal quarterly installments at the Call Return Rate, which is a per annum rate. The table on the following page sets forth each Observation Date, each Call Settlement Date and the corresponding Call Return and Call Price for the Notes.

Payment at Maturity:
If the Notes are not called and the Final Level of the Underlying Index is less than the Initial Level, but is not less than the Downside Threshold, you will receive the principal amount on the maturity date.
However, if the Final Level of the Underlying Index is less than the

11 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus or the prospectus supplement.

Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return of the Underlying Index, equal to:
$10.00 + ($10.00 × Underlying Return)
You may lose all or a significant portion of your principal at maturity; the loss will be proportionate to the decline in the Underlying Index.

Underlying Return:	Final Level – Initial Level Initial Level
Downside Threshold:	70.00% of the Initial Level, as set forth on the cover page of this pricing supplement.
Initial Level:	The closing level of the Underlying Index on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	The closing level of the Underlying Index on the Final Observation Date, as determined by the calculation agent.

Observation Dates	Call Settlement Dates	Call Return(1)	Call Price(1)
February 28, 2023	March 2, 2023	5.625%	$10.5625
May 30, 2023	June 1, 2023	8.4375%	$10.84375
September 1, 2023	September 6, 2023	11.25%	$11.250
November 29, 2023	December 1, 2023	14.0625%	$11.40625
February 29, 2024	March 4, 2024	16.875%	$11.6875
May 29, 2024	May 31, 2024	19.6875%	$11.96875
August 29, 2024 (Final Observation Date)	September 4, 2024 (Maturity Date)	22.50%	$12.250
(1)	The actual Call Return and the Call Price for each Observation Date is based on the Call Return Rate of 11.25%

Investment Timeline
Trade Date:	The Initial Level and Downside Threshold were determined. The Call Return Rate was set.

Quarterly (beginning after six months):
The Notes will be called if the closing level of the Underlying Index on any of the Observation Dates is equal to or greater than the Initial Level.
If the Notes are called, we will pay the Call Price for the applicable Observation Date, equal to the principal amount plus the applicable Call Return.

Maturity Date:
The Final Level of the Underlying Index is observed on the final Observation Date.
If the Notes have not been called, and the Final Level is less than the Initial Level, but is not less than the Downside Threshold, you will receive the principal amount.
However, if the Final Level is less than the Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying Index, for an amount equal to:
$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the securities composing the Underlying Index. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Terms of the Notes
♦
You may lose all or a portion of the principal amount at maturity. The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called prior to the final Observation Date, we will repay you the principal amount of your Notes in cash only if the Final Level is greater than or equal to the Downside Threshold, and we will only make that payment at maturity.  If the Notes are not called and the Final Level is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the Underlying Index.

♦
The contingent repayment of principal applies only at maturity. If the Notes are not automatically called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the level of the Underlying Index is above the Downside Threshold.

♦	We will not make periodic interest payments on the Notes. We will not pay any interest with respect to the Notes. You will not receive any payments on the Notes until maturity or an automatic call.
♦
You will not participate in any appreciation of the Underlying Index, and any potential return on the Notes is limited. The return on the Notes is limited to the pre-specified Call Return Rate, regardless of the appreciation of the Underlying Index. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying Index. Further, if the Notes are called due to the automatic call feature, you will not receive any other payments after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be limited. On the other hand, if the Notes have not been previously called and if the level of the Underlying Index is less than the Initial Level and/or Downside Threshold, as the Maturity Date approaches and the remaining number of Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of the Underlying Index to increase to the Initial Level prior to maturity. If the Notes are not called, you will be subject to the Underlying Index’s risk of decline if the Final Level is less than the Downside Threshold.

♦
The call feature limits your potential return. The return potential of the Notes if the Notes are called as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the Underlying Index, which may be significant. Therefore, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Index. In addition, because the Call Return increases the longer the Notes are outstanding, the Call Price payable as to the first Observation Date is less than the Call Price payable as to later Observation Dates.

♦
Your return on the Notes may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

♦
Your return on the Notes will not reflect dividends on the equity securities composing the Underlying Index. The return on the Notes will not reflect the return you would realize if you actually owned the equity securities composing the Underlying Index and received the dividends paid on those equity securities. The Final Level of the Underlying Index and the determination of the amount to be paid at maturity or upon an automatic call will not take into consideration the value of those dividends.

♦
The Call Return Rate reflects in part the volatility of the Underlying Index and may not be sufficient to compensate you for the risk of loss at maturity. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Index. The greater the volatility of the Underlying Index, the more likely it is that the level of the Underlying Index could close below the Downside Threshold on the final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the

Call Return Rate will be a fixed amount, the Underlying Index’s volatility can change significantly over the term of the Notes. The level of the Underlying Index could fall sharply as of the final Observation Date, which could result in the Notes not being called and a significant loss of your principal amount.
♦
The Notes may be called early and are subject to reinvestment risk. The Notes will be called automatically if the closing level of the Underlying Index is equal to or greater than the Initial Level on any Call Observation Date. If the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Notes are subject to our credit risk. The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦
The determination of the payments on the Notes, and whether they are subject to an automatic call, does not take into account all developments in the level of the Underlying Index. Changes in the level of the Underlying Index during the periods between each Observation Date may not be reflected in the determination as to whether the Notes will be called or the calculation of the amount payable, if any, at maturity. The calculation agent will determine whether the Notes are automatically called on any Observation Date by observing only the closing level of the Underlying Index on those dates. The calculation agent will calculate the payment at maturity by comparing only the closing level of the Underlying Index on the final Observation Date relative to the Initial Level. No other levels will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the Underlying Index has risen at certain times during the term of the Notes before falling to a level below the Downside Threshold on the final Observation Date.

♦
The Notes are not designed to be short-term trading instruments. The price at which you will be able to sell the Notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the Notes, even in cases where the closing level of the Underlying Index has appreciated after the Trade Date. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Downside Threshold if you sell the Notes before the maturity date. The potential returns described in this document assume that the Notes, which are not designed to be short-term trading instruments, are held to maturity.

♦
Market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing level of the Underlying Index on any Observation Date or calculating the Underlying Return and the amount, if any, that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes, it is possible that one or more of the Observation Dates and the maturity date will be postponed, and your return will be adversely affected. See “General Terms of the Notes—Market Disruption Events.”

♦
Non-U.S. investors may be subject to certain additional risks. This document contains a general description of certain U.S. tax considerations relating to the Notes. In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are a resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that may be due under the Notes.
♦
Significant aspects of the income tax treatment of an investment in the Notes may be uncertain. The tax treatment of an investment in the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the Notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

Risks Relating to the Initial Estimated Value of the Notes
♦
The initial estimated value of the Notes is less than the price to the public. The initial estimated value for the Notes that is set forth on the cover page of this pricing supplement is less than the public offering price you pay for the Notes, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Underlying Index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our initial estimated value of the Notes is an estimate only, calculated as of the time the terms of the Notes were set. The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
Risks Relating to Liquidity and Secondary Market Issues
♦
If you sell the Notes prior to maturity, you may receive less than the principal amount. If the Notes are not automatically called, you should be willing to hold the Notes until maturity. If you are able to sell the Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the level of the Underlying Index is above the Initial Level and/or Downside Threshold. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Downside Threshold if you sell the Notes before the maturity date. The potential returns described in this document assume that the Notes, which are not designed to be short-term trading instruments, are held to maturity.

♦
If the level of the Underlying Index changes, the market value of the Notes may not change in the same manner. Owning the Notes is not the same as owning the securities composing the Underlying Index. Accordingly, changes in the level of the Underlying Index may not result in a comparable change of the market value of the Notes. If the level of the Underlying Index on any trading day increases above the Initial Level or Downside Threshold, the value of the Notes may not increase in a comparable manner, if at all. It is possible for the level of the Underlying Index to increase while the value of the Notes declines.

♦
Secondary trading in the Notes may be limited. The Notes will not be listed on any securities exchange. RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The terms of the Notes were influenced at issuance and their market value prior to maturity will be influenced by many unpredictable factors. Many economic and market factors influenced the terms of the Notes at issuance and will influence their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the level of the Underlying Index on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the level of the Underlying Index. The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the level of the Underlying Index;
♦	whether the level of the Underlying Index is below the Initial Level or the Downside Threshold;
♦	the actual and expected volatility of the Underlying Index;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities composing the Underlying Index;
♦	interest and yield rates in the market generally, as well as in the markets of the equity securities composing the Underlying Index;
♦	a variety of economic, financial, political, regulatory or judicial events; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Notes at issuance, and will also influence the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the level of the Underlying Index is at, or not sufficiently above, the Downside Threshold.
Risks Relating to the Underlying Index
♦
Changes that affect the Underlying Index will affect the market value of the Notes and the payments on the Notes. The policies of the index sponsor concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the index sponsor discontinues or suspends calculation or publication of the Underlying Index, in which case it may become difficult to determine the market value of the Notes.

♦
We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor. The index sponsor is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control of the actions of the index sponsor, including any actions of the type that might impact the value of the Notes. The index sponsor has no obligation of any sort with respect to the Notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.

♦
The historical performance of the Underlying Index should not be taken as an indication of its future performance. The level of the Underlying Index will determine the amount to be paid on the Notes. The historical performance of the Underlying Index does not give an indication of its future performance. As a result, it is impossible to predict whether the level of the Underlying Index will rise or fall during the term of the Notes. The level of the Underlying Index will be influenced by complex and interrelated political, economic, financial and other factors. The level of the Underlying Index may decrease such that you may not receive any return on your investment. There can be no assurance that the level of the Underlying Index will not decrease so that at maturity you will not lose some or all of your investment.

Risks Relating to Hedging Activities and Conflicts of Interest
♦
We, UBS or our respective affiliates may have adverse economic interests to the holders of the Notes. RBCCM, UBS and our respective affiliates trade the securities represented by the Underlying Index, and other financial instruments related to the Underlying Index, on a regular basis, for their accounts and for other accounts under our or their management. UBS, RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the Underlying Index. To the extent that we, UBS or any of our respective affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Underlying Index and, accordingly, could affect the value of the Notes, and the amounts, if any, payable on the Notes.
We, UBS or our respective affiliates may currently or from time to time engage in business with the issuers of the securities represented by the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we, UBS or our respective affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. None of us, UBS or our respective affiliates makes any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our business with the issuer of any security included in the Underlying Index or future price movements of any such security.
Additionally, we, UBS or our respective affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Underlying Index. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.
We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Observation Date, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
♦
The calculation agent will have significant discretion with respect to the Notes, which may be exercised in a manner that is adverse to your interests. Our wholly-owned subsidiary, RBCCM, will act as the calculation agent. The calculation agent will determine, among other things, the closing level of the Underlying Index on each Observation Date, if any; whether the Notes are subject to an automatic call; the Final Level for the Underlying Index; the Underlying Return; and the amounts, if any, that we will pay to you on the Notes. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The calculation agent may exercise its discretion in a manner which reduces your return on the Notes. Since these determinations by the calculation agent may affect the payments on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

♦
You must rely on your own evaluation of the merits of an investment linked to the Underlying Index. In the ordinary course of their business, our affiliates, or UBS or its affiliates, may have expressed views on expected movements in the Underlying Index or the securities included in the Underlying Index, and may do so in the future. These views or reports may be communicated to our respective clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Underlying Index, may at any time have significantly different views from those of ours, and those of UBS and its affiliates. For these reasons, you are encouraged to derive information concerning the Underlying Index from multiple sources, and you should not rely solely on views expressed by us, UBS, or our respective affiliates.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. The original issue price of the Notes includes the underwriting discount and the estimated cost of hedging our obligations under the Notes.
In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving the Underlying Index or the securities composing the Underlying Index, and/or related listed and/or over-the-counter derivative instruments prior to or on the Trade Date. From time to time, including around the time of each Observation Date and the maturity date, we and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we and our respective affiliates may:
♦	acquire or dispose of investments relating to the Underlying Index;
♦	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the Underlying Index; or
♦	any combination of the above two.
We and our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We and our affiliates may close out our or their hedges at any time during the term of the Notes, including on or before any Observation Date. That step may, for example, involve sales or purchases of over-the-counter derivative instruments linked to the Underlying Index.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the payment upon a call or at maturity for a $10 Note in a hypothetical offering of the Notes, with the following assumptions:*
Principal Amount:	$10
Term:	2 years (unless earlier called)
Hypothetical Initial Level of the Underlying Index:	100
Call Return Rate:	11.25% per annum
Observation Dates:	Quarterly (beginning six months after the Settlement Date).
Hypothetical Downside Threshold	70.00 (which is 70% of the Initial Level)
*Not the actual Initial Level or Downside Threshold applicable to the Notes. The actual Initial Level and Downside Threshold for the Notes are set forth on the cover page of this pricing supplement
Example 1 - The closing level of the Underlying Index on the first Observation Date is at or above the Initial Level; the Notes are called
Closing Level on the first Observation Date:	107.00 (at or above the Initial Level)
Call Price (per $10.00):	$10.5625
In this example, on the first Observation Date, because the closing level of the Underlying Index is at or above the Initial Level, the Notes would be called, and we would pay you on the applicable Call Settlement Date a total Call Price of $10.5625 per $10.00 in principal amount (a 5.625% total return on the Notes).
Example 2 - The closing level of the Underlying Index on the final Observation Date is at or above the Initial Level; the Notes are called
Closing Level at first Observation Date:	95.00 (less than the Initial Level)
Closing Level at second through sixth Observation Dates:	Various (less than the Initial Level)
Closing Level at final Observation Date (Final Level):	105.00 (at or above the Initial Level)
Call Price (per $10.00):	$12.25
In this example, the closing level of the Underlying Index on each of the first six Observation Dates is less than the Initial Level; as a result, the Notes are not automatically called following any of those Observation Dates.
On the final Observation Date, the closing level of the Underlying Index is 105.00. Because the closing level of the Underlying Index is greater than the Initial Level, the Notes would be called on the final Observation Date and we would pay you on the applicable Call Settlement Date the Call Price of $12.25 per $10.00 stated principal amount (a 22.50% total return on the Notes).

Example 3 - Notes are NOT Called and the Final Level of the Underlying Index is below the Initial Level, but above the Downside Threshold, on the final Observation Date
Closing Level at first Observation Date:	95.00 (less than the Initial Level)
Closing Level at second through sixth Observation Dates:	Various (less than the Initial Level)
Closing Level at final Observation Date (Final Level):	90.00 (below the Initial Level; above the Downside Threshold)
Payment at Maturity (per $10.00):	$10.00
In this example, the closing level of the Underlying Index on each of the first six Observation Dates is less than the Initial Level; as a result, the Notes are not automatically called following any of those Observation Dates. On the final Observation Date, the Underlying Return of the Underlying Index is -10%. In this example, because the Notes are not automatically called and the Final Level is less than the Initial Level, but greater than the Downside Threshold, we will pay you at maturity the principal amount of the Notes.
Example 4 - Notes are NOT Called and the Final Level of the Underlying Index is below the Downside Threshold on the final Observation Date
Closing Level at first Observation Date:	95.00 (less than the Initial Level)
Closing Level at second through sixth Observation Dates:	Various (less than the Initial Level)
Closing Level at final Observation Date (Final Level):	50.00 (below the Downside Threshold)
Payment at Maturity (per $10.00):	$10.00 + ($10.00 x Underlying Return) $10.00 + ($10.00 x (- 50%)) $5.00
In this example, the closing level of the Underlying Index on each of the first six Observation Dates is less than the Initial Level; as a result, the Notes are not automatically called following any of those Observation Dates. On the final Observation Date, the Underlying Return of the Underlying Index is -50%. In this example, because the Notes are not automatically called and the Final Level is less than the Downside Threshold, we will pay you at maturity $5.00 per $10.00 principal amount (a 50.00% loss on the Notes) and you would incur a loss at maturity equal to the full decline of the Underlying Index.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a callable pre-paid cash-settled derivative contract in respect of the Underlying Index for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the call, sale, exchange or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Notes. In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the Notes are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Notes, and the IRS might assert that the Notes should be treated, as a single debt instrument. Pursuant to such characterization, since the Notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, a holder would generally be required to accrue interest income over the term of the Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with terms and conditions similar to the Notes. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Notes would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Notes should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the Notes, including the timing and character of income and gain on the Notes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the Notes and proceeds from the sale or exchange of the Notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of the Notes that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale, exchange or maturity of the Notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Notes (for example, upon an Underlying Index rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the Notes may constitute a “financial account” for these purposes and thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Notes will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
The Canadian tax disclosure in the prospectus also assumes that no amount paid or payable in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in the April 2022 Proposal (as defined below) released on April 29, 2022.

Information About the Underlying Index
We have derived all information contained in this document regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsor. The index sponsor, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The consequences of the index sponsor discontinuing publication of the Underlying Index are discussed below under the heading “General Terms of the Notes—Discontinuation of the Underlying Index; Alteration of Method of Calculation.” None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Underlying Index or any successor index.
The SPX is intended to provide an indication of the pattern of common stock price movements in the large capitalization segment of the U.S. equity market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The index sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While the index sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the index closing level.
Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At S&P’s discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.
All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information of the Underlying Index
The graph below illustrates the performance of the Underlying Index from August 29, 2012 to August 29, 2022, based on the Initial Level of 4,030.61, which was its closing level on August 29, 2022. The solid line represents the Downside Threshold of 2,821.43, which is 70.00% of the Initial Level (rounded to two decimal places).
■Downside Threshold = 70% of the Initial Level

HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

General Terms of the Notes
The following description of the terms of the Notes supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned in the accompanying prospectus supplement and prospectus. The term “Note” refers to $10 in principal amount of the Notes.
General
The Notes are senior unsecured debt obligations of Royal Bank of Canada that are linked to the Underlying Index. The Notes will be issued under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.
The Notes are unsecured debt obligations and are not savings accounts or deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.
The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.
The Notes will be issued in denominations of $10 and integral multiples thereof. The principal amount of each Note is $10. The Notes will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.
All references to the “debt securities” in the accompanying prospectus and all references to the “notes” in the accompanying prospectus supplement shall be read as and shall apply to the “Notes” for the purpose of this pricing supplement. Unless the context otherwise requires, references to the “debt securities,” “notes” and the “Notes” in the prospectus, prospectus supplement and this document can be read interchangeably and are synonymous.
If any required payment on the Notes is due on a day that is not a business day, the payment will be paid on the next business day, and no interest will accrue in respect of that postponement.
A “closing level” will be the official closing level of the Underlying Index on the applicable trading day, as determined by the calculation agent.
A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for the Underlying Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Underlying Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
If any Observation Date is not a trading day or if there is a market disruption event on that day, the applicable Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will an Observation Date be postponed more than ten business days following the date originally scheduled. If the tenth business day following the date originally scheduled to be the applicable Observation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing level for the Underlying Index in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on that tenth scheduled business day of each security most recently constituting the Underlying Index.
If, due to a market disruption event or otherwise, an Observation Date is postponed, the applicable Call Settlement Date will be postponed by the same number of business days. However, if the final Observation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Observation Date, as so postponed.
If a payment date on the Notes is not a business day, then such date will be postponed to the next succeeding business day following the scheduled payment date.
A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.

Calculation Agent
RBC Capital Markets, LLC will act as the calculation agent. The calculation agent determined the level of the Underlying Index on the Trade Date and will determine, among other things, the level of the Underlying Index on each Observation Date, and the payments to be made, if any, on the Notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying Index and whether there has been a material change in the method of calculating the Underlying Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this document without your consent and without notifying you.
All calculations with respect to the level of the Underlying Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 in principal amount of the Notes, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of Notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.
Market Disruption Events
Certain events may prevent the calculation agent from determining the closing level of the Underlying Index, and consequently, the amount, if any, that we will pay to you on the Notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”
With respect to the Underlying Index and any relevant successor index, a “market disruption event,” means:
♦
a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Underlying Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

♦
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Underlying Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

♦
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

♦	a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
♦
a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Notes.

For purposes of determining whether a market disruption event with respect to the Underlying Index (or the relevant successor index) exists at any time, if trading in a security included in the Underlying Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the relevant successor index) will be based on a comparison of:
♦	the portion of the level of the Underlying Index (or the relevant successor index) attributable to that security relative to
♦	the overall level of the Underlying Index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the Underlying Index (or the relevant successor index) has occurred:
♦
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the relevant successor index);

♦
limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

♦	a suspension of trading in futures or options contracts on the Underlying Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the relevant successor index); and
♦
a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Underlying Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the Underlying Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Underlying Index or such successor index, as applicable.
Discontinuation of the Underlying Index; Alteration of Method of Calculation
If the index sponsor of the Underlying Index discontinues publication of the Underlying Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “successor index”), then the closing level of the Underlying Index will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Notes.
If the index sponsor discontinues publication of the Underlying Index prior to, and that discontinuation is continuing on or prior to the final Observation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the applicable trading day, then the calculation agent will determine the closing level of the Underlying Index for that date. The closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Underlying Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying Index or successor index, as applicable, may adversely affect the value of the Notes.
If at any time the method of calculating the Underlying Index or a successor index, or the level thereof, is changed in a material respect, or if the Underlying Index or a successor index is in any other way modified so that the Underlying Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Underlying Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on any date on which the closing level of the Underlying Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Underlying Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Underlying Index or such successor index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a successor index is modified so that the level of the Underlying Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Underlying Index), then the calculation agent will adjust its calculation of the Underlying Index or such successor index in order to arrive at a level of the Underlying Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)
who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares) or is a "specified entity" (as defined in proposed subsection 18.4(1) of the Income Tax Act (Canada) contained in proposals to amend such Act released on April 29, 2022 (the "April 2022 Proposal")) in respect of Royal Bank of Canada;

(iv)
who presents such Note for payment (where presentation is required, such as if a Note is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any Note means:

a.	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or deduction or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the purposes of clause (iv) above, if a Note is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of Canadian tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Canadian Taxation” in the accompanying prospectus.
Events of Default
Under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities, including the Notes.
Payment upon an Event of Default
If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the Notes as described above, calculated as if the date of acceleration were the final Observation Date. In such a case, the calculation agent will determine if the Call Price is payable, calculated on a 30/360 day basis over the term of the Notes, based upon the Call Return Rate.
If the maturity of the Notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.
Defeasance
The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the Notes.
Registrar, Transfer Agent and Paying Agent
Payment of amounts due at maturity on the Notes will be payable and the transfer of the Notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.
The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.
Registration of transfers of the Notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.
Governing Law
The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price indicated on the cover page of this pricing supplement.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Notes. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Notes.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” above.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
No action has been or will be taken by us, RBCCM, UBS or any other dealer that would permit a public offering of the Notes or possession or distribution of this document or the accompanying prospectus supplement and prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this document, or the accompanying prospectus supplement, prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, UBS or any dealer.
Each of RBCCM and UBS has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this document and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for any broker-dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying Index. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms were set than if the secondary market rate was used. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Index, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs.
Terms Incorporated in Master Note
The terms appearing above under the captions “Final Terms of the Notes” and “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to Royal Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.